Exhibit 3.1.2
PURE EARTH, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS, AND LIMITATIONS OF
SERIES A PREFERRED STOCK, 10% COUPON
Pure Earth, Inc., a corporation organized and existing, under the laws of the State of Delaware (the “Corporation”), does hereby certify:
That, pursuant to authority conferred upon the Board of Directors of the Corporation (“Board of Directors”) by the Certificate of Incorporation of the Corporation (the “Certificate”) and pursuant to the provisions of the Delaware General Corporation Law, said Board of Directors, on May 18, 2007, duly adopted resolutions providing for the issuance of one series, aggregating Twenty Thousand (20,000) shares, of Preferred Stock, par value $.001 per share, having the following designations, powers, preferences and rights:
1. Designation. The designation of the series of preferred stock created hereby shall be “Series A Preferred Stock, 10% Coupon” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be Twenty Thousand shares (20,000). Subsequent to April 1, 2008, each share of the Series A Preferred Stock is convertible in accordance with Section 4 below.
2. Interest. The 10% Coupon (“interest”) will be paid on the Series A Preferred Stock quarterly in arrears on a cash basis commencing on date of funding, at a rate of 10% per annum, and prorated if redemption or conversion occurs prior to the end of any quarter. At the option of the holder of shares of the Series A Preferred Stock (the “Holder”), the Corporation may pay the interest in whole or in part on a payment in kind, Series A Preferred Stock, basis at any time calculated based upon the average closing price of the common stock, par value $.001, of the Corporation (“Common Stock”) for the ten day trading period immediately preceding the close of the prior calendar quarter. The first interest payment will be made on July 1, 2007 and then quarterly thereafter. Interest payments shall cease effective with the date of redemption by the Company or conversion into fully paid and nonassessable shares of Common Stock, whether voluntary or mandatory conversion.
3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of Preferred Stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the amount each Holder invested in the Series A Preferred Stock, plus all accrued but unpaid interests, and any other amounts accrued and owing hereunder. After such payment shall have been made in full to the holders of the outstanding Series A Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series A Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of Series A Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series A Preferred Stock upon such liquidation, unless proportionate distributive amounts shall be paid on account of each share of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series A Preferred Stock, are respectively entitled upon such liquidation.
4. Conversion of Preferred Stock into Common Stock. Each share of the Series A Preferred Stock shall be: (i) convertible into shares of Common Stock at the option of the holder thereof pursuant to paragraph 4(a) below, and (ii) automatically and mandatorily converted into shares of Common Stock on June 30, 2008 (the “Automatic Conversion Date”). Any such shares of Series A Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock.
(a) Voluntary Conversion. The Holder of any share(s) of Series A Preferred Stock shall have the right to convert any such share(s) into shares of Common Stock at anytime after April 1, 2008 in accordance with the Conversion Ratio (defined below), as the same may be adjusted from time to time. In order to convert the shares of Series A Preferred Stock into Common Stock, the Holder shall surrender at the office of any transfer agent for the Corporation, a certificate(s) therefore, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or she elects to convert such shares. Shares of the Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion, and the person(s) entitled to receive shares of Common Stock issuable upon such conversion shall be treated, for all purposes, as the record holder(s) of such shares of Common Stock at such time. As promptly as practicable after the conversion, the Corporation shall issue and deliver at said offices a certificate(s) for the number of full shares of the Common Stock issuable upon such conversion, to the person(s) entitled to receive the same. The Corporation shall issue the certificate(s) for Common Stock in the name(s) so designated with such legends affixed or restrictions imposed as required by federal, state or jurisdictional securities laws as determined by legal counsel for the Corporation; provided that the Corporation is not advised by its counsel that the issuance of such certificate(s) would be in violation of federal, state or jurisdictional securities law.
(b) Mandatory Conversion. Subject to any and all other provisions of this paragraph 4, any and all issued and outstanding shares of Series A Preferred Stock shall automatically and mandatorily convert into shares of Common Stock in accordance with the Conversion Ratio (defined below), subject to the adjustments set forth below, on the Automatic Conversion Date.

(c) Additional Provisions Applicable to All Conversions. Any conversion of Series A Preferred Stock into Common Stock pursuant to this paragraph 4 shall be subject following additional terms and provisions:
(1) All shares of the Series A Preferred Stock shall be convertible (or, as the case may be, automatically converted) into Common Stock at the rate of 11.11 shares of Common Stock for each share of Series A Preferred Stock (the “Conversion Ratio”), subject to the adjustments set forth in this paragraph 4(c) below.
(2) Subject to compliance with all applicable securities laws, as soon as practicable after the surrender for conversion of any certificate(s) representing Series A Preferred Stock (in the case of an elective conversion) or after the automatic and mandatory conversion as provided for in Section 4(b), the Corporation shall deliver or cause to be delivered to each holder of Series A Preferred Stock certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Except as otherwise provided herein, shares of the Series A Preferred Stock shall be deemed to have been converted, in the case of an elective conversion pursuant to paragraph 4(a), as of the close of business on the date of the surrender for conversion of the certificates representing Series A Preferred Stock, or in the case of an automatic and mandatory conversion pursuant to paragraph 4(b), as of the close of business on the Automatic Conversion Date, and in either case the rights of such holders of the Series A Preferred Stock shall cease, and the person(s) in whose name(s) the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder(s) of such Common Stock, at such time, or if such day shall not constitute a business day, then the close of business on the next succeeding business day.
(3) The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion of such Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered. If any interest in a fractional share would otherwise be deliverable upon the conversion of any shares of Series A Preferred Stock, the Corporation shall not be required to issue any such fractional share interest or make a cash payment for any such fractional interest.
(4) In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock prior to the occurrence of such event shall be proportionately increased or decreased as the case may be, effective on and after the close of business on the record date for determination of the Common Stock entitled to such sub-division or combination.
(5) In the event that the Corporation shall be consolidated with or merged into any other corporation, provision shall be made as part of the terms of such consolidation or merger so that any holder of Series A Preferred Stock may thereafter receive in lieu of Common Stock otherwise issuable him upon conversion of his or her Series A Preferred Stock, but only in accordance with the conversion ratio stated in this paragraph 4, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Common Stock.

(6) In the event that the Corporation shall at any time pay to the holders of Common Stock a dividend in Common Stock or otherwise makes a distribution on the Common Stock, the number of shares of Common Stock of the Corporation issuable upon any conversion of the Series A Preferred Stock shall be proportionately increased, effective on and after the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.
(7) Such adjustments shall be made successively if more than one event listed in paragraphs 4(c)(4), (5) or (6) shall occur.
(8) No adjustment of the Conversion Ratio shall be made by any event or occurrence other than those enumerated in this paragraph 4(c).
(9) The issuance of certificates for shares of Common Stock upon conversion of any shares of the Series A Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series A Preferred Stock so converted, the person or persons requesting, the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.
(d) Put Option. At anytime after March 1, 2008 but prior to the Automatic Conversion Date (the “Put Option Period”), the Holder shall have the right to mandate that the Corporation redeem all or any part of the Series A Preferred Stock at the Redemption Price (as defined below) by delivering written notice of the amount of Series A Preferred Stock it desires to have redeemed (the “Redemption Notice”) to the Corporation. Upon receipt of a Redemption Notice the Corporation shall pay the Redemption Price to the Holder in cash on or before the tenth business day following receipt of the Redemption Notice (the “Redemption Date”) against delivery by the Holder of all shares of Series A Preferred Stock received by Holder hereunder to the treasury of the Corporation. For purposes hereof, the Redemption Price shall mean the outstanding principal amount of the Series A Preferred Stock held by the Holder, plus all accrued but unpaid interest, and any other amounts accrued and owing hereunder. Notwithstanding the foregoing, the Holder’s right to exercise the Put Option and mandate redemption as set forth herein is subject to the consent of the senior lender of the Corporation. The Corporation shall have no obligation to abide by the terms hereof unless its senior lender provides consent and allows the Corporation to use its working capital to pay the Redemption Price.

(e) Call Option. At anytime after the date hereof but prior to the Automatic Conversion Date, the Corporation, subsequent to receiving consent of its senior lender and upon not less than thirty (30) days prior written notice to the Holder, shall have the right to redeem the Series A Preferred Stock held by the Holder, in whole or in part, by delivering to Holder the Redemption Price. In the event the Corporation exercises its option hereunder, by the Holder shall deliver of all shares of Series A Preferred Stock received by the Holder which are being redeemed hereunder to the treasury of the Corporation against receipt of the Redemption Price. Notwithstanding the foregoing provisions of this sub-paragraph (e) and any restrictions on the time period in which shares of Series A Preferred Stock may be converted into shares of Common Stock that otherwise may be applicable, the Holder may elect to convert any or all of the Holder’s shares of Series A Preferred Stock into shares of Common Stock by complying with the forgoing provisions of this paragraph 4, as applicable, prior to the effective date of any redemption otherwise contemplated by this sub-paragraph (e), and to the extent of any such election to convert, the Corporation shall convert such shares of Series A Preferred Stock into shares of Common Stock, and may not redeem such shares of Series A Preferred Stock.
5. Voting Rights. Except as otherwise required by law or as otherwise specifically provided herein, the Holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof.
6 Ranking. As long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least two-thirds in number of the shares of the Series A Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series A Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series A Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series A Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.
7. No Distributions on Common Stock. As long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not declare, pay or otherwise make a cash dividend or other payment on, or otherwise distribute assets or evidences of its indebtedness on, the shares of Common Stock.
8. Amendments. This Statement of Designation may be amended only upon both (i) the affirmative vote of not less than two-thirds of the holders of Series A Preferred Shares currently outstanding, at the time such amendment is proposed, and (ii) the affirmative vote of not less than two-thirds of the directors of the Corporation then holding office and entitled to vote on such amendment.

PURE EARTH, INC.
By:	/s/ Mark Alsentzer
Mark Alsentzer, President

PURE EARTH, INC.
By:	/s/ Scott Newman
Scott Newman, Secretary

STATE OF NEW JERSEY		)
	ss	)
COUNTY OF CUMBERLAND		)
Before me, the undermined authority, personally appeared Mark Alsentzer, who I personally know to be the person described in and who executed the foregoing instrument as President of PURE EARTH, INC., a Delaware corporation, and did acknowledge before me that he executed the same as such officer of said corporation by due and regular corporate authority.
WITNESS my hand and official seal in the County and State last aforesaid this 18th day of May, 2007.

/s/ Sharon Mead
Notary Public

STATE OF NEW JERSEY		)
	ss	)
COUNTY OF CUMBERLAND		)
Before me, the undermined authority, personally appeared Scott Newman, who I personally know to be the person described in and who executed the foregoing instrument as Secretary of PURE EARTH, INC., a Delaware corporation, and did acknowledge before me that he executed the same as such officer of said corporation by due and regular corporate authority.
WITNESS my hand and official seal in the County and State last aforesaid this 18th day of May, 2007.

/s/ Sharon Mead
Notary Public
My commission expires: 6/2008